EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 and related prospectus of Chicken Soup for the Soul Entertainment, Inc. and Subsidiaries of our report dated March 30, 2021 relating to the December 31, 2020 and 2019 consolidated financial statements of Chicken Soup for the Soul Entertainment, Inc. and Subsidiaries included in its Annual Report (Form 10-K) which appears in this Registration Statement, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ ROSENFIELD AND COMPANY, PLLC

New York, New York

June 10, 2021